Exhibit 10.1

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) is the type of information Atlas Lithium Corporation treats as private and confidential.

DATED	AUGUST 15, 2024

(1)	ATLAS LITHIUM CORPORATION

(2)	RTEK INTERNATIONAL DMCC

AMENDED AND RESTATED

TECHNICAL SERVICES AGREEMENT

DATED	AUGUST 13, 2024

PARTIES

(A)	ATLAS LITHIUM CORPORATION, a company incorporated in the state of Nevada in the United States of America (“USA”), with its common stock listed on the Nasdaq Capital Market stock exchange under the ticker symbol “ATLX” and with its USA office located at 1200 N. Federal Highway, Suite 200, Boca Raton, Florida 33432, USA, and its Brazil office located atRua Antonio de Albuquerque, 156 – 17th floor, Belo Horizonte, Minas Gerais 30.112-010, Brazil (“ATLAS”); and

(B)	RTEK INTERNATIONAL DMCC, a private company incorporated and existing under the laws of the Dubai Multi Commodities Centre, UAE, with registered number DMCC196840 and registered address at Unit No:643, DMCC Business Centre, Level No 1, Jewellery and Gemplex 3, Dubai, United Arab Emirates (“RTEK”).

INTRODUCTION

(A)	RTEK renders technical services in, amongst others, the lithium industry. These technical services are extensive and include promoting, growing, expanding, building and developing the business of companies in the lithium industry.

(B)	On July 17, 2023, ATLAS LITHIUM and RTEK (each and collectively referred hereinto as a “PARTY” and the “PARTIES”) entered into a Technical Services Agreement (the “Original Agreement”) pursuant to which ATLAS engaged RTEK to render certain technical services pursuant to the terms and conditions set forth in the Original Agreement;

(C)	On March 31, 2024, the Parties entered into an Amended and Restated Technical Services Agreement, which replaced entirely the Original Agreement (“March 31 Agreement”);

(D)	The Parties wish to amend and restate the March 31 Agreement to agree the terms applicable to RTEK’s engagement with ATLAS following the date hereof;

(E)	Additionally, although the Definitive Feasibility Study has not yet been finalized upon a mutually agreed decision between the Parties, ATLAS has made an Affirmative FID, and has engaged RTEK to provide the Stage Two Services effective on October 15, 2023;

(F)	In connection thereof, the PARTIES acknowledge that the PARTIES have not yet entered into a Stage Two Services Agreement, and while a Stage Two Services Agreement is not entered into, the Stage Two Services shall be provided by RTEK pursuant to the terms and conditions herein;

(G)	The PARTIES have further agreed to revise and amend the Stage Two Budget, as per terms of the revised Appendix 2; and

(D)	The Parties in consideration of the foregoing, of mutual covenants between the Parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree to amend and restate the March 31 Agreement (the “Amended and Restated Agreement”) as follows:

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AGREEMENT

1.	INTERPRETATION

1.1	In this Amended and Restated Agreement, the following words and expressions shall have the following meanings unless the context otherwise requires:

“Applicable Law” means all applicable statutory laws of any applicable jurisdiction (including any legislation, statute, code, regulation, or subordinate legislation), and includes:

(a)	any regulation, rule, order, ordinance, decree, proclamation, by-law or judgment made under that law;

(b)	any applicable judgment, rule of common law or equity, or rule, guidance, interpretation, code and regulation of any applicable stock exchange or other regulatory bodies; and

(c)	any statements of principle, rules, notices, guidelines, practice codes, licence conditions or requirements of or issued by any relevant governmental agency, including such matters which the relevant party would customarily adhere to in the ordinary course of regulated business activities.

“Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the entity in question. For the purpose of this definition, “Control” means the ability of one person to direct the affairs and/or to control the composition of a person through contract or otherwise, or ownership of more than 50% (fifty percent) of the issued share capital of a person or interest in a trust, and “Controlled” shall be interpreted accordingly;

“Affirmative FID” means an affirmative decision to proceed with the construction of the Project into commercial operation that may be made by the board of ATLAS. For the avoidance of doubt, the board of ATLAS has the sole discretion as to whether to proceed with the construction of the Project and shall not be obliged to make an Affirmative FID. The board of ATLAS shall make such decision, affirmative or otherwise, within three months after receiving the Definitive Feasibility Study.

“Agent” means any director, officer, employee, agent, contractor and professional adviser (including, without limitation, financial advisers, legal advisers, surveyors, consultants, accountants and actuaries);

“Amended and Restated Agreement” means this agreement and all appendices hereto;

“ATLAS” means ATLAS LITHIUM and ATLAS LITHIUM’s various Affiliates;

“Authorisation” means an authorisation, consent, approval, resolution, licence, governmental approval, exemption, filing, notarisation or registration;

“Budget” means a monthly detailed business plan and budget of the Services document that sets out, among others, main activities to be performed during the following twelve months (the “12-Month Period”) and itemized breakdowns of all Expenses and third-party fees, costs and expenses (including those with respect to the Subcontractor) that are expected to occur with respect to the provision of the Services during the 12-Month Period. For the preparation of the Budget, at least fifteen days in advance of the date to deliver the Budget ATLAS shall provide RTEK with all information needed regarding contractors, suppliers, and resources engaged or otherwise managed by ATLAS directly. ATLAS acknowledges that additional resources shall be added by RTEK to carry out such RTEK’s activities (“Added Resources”).

“Business Day” means a day other than a Saturday, Sunday or public holiday in New York, Dubai or Brazil, when banks are open for business;

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“Definitive Feasibility Study” (or “DFS”) means a detailed report that (i) addresses all matters which are customarily required for an effective assessment of the viability of the development of the Project into commercial operation, prepared in accordance with Good Industry Practice and Applicable Law (including, without limitation, Regulation S-K (Subpart 1300) promulgated under the Securities Act of the USA) and (ii) is in form and substance sufficient for both (X) enabling the board of ATLAS to make a final investment decision and (Y) presentation to the Lenders or potential Lenders, and will include, among others:

(i)	the estimated recoverable reserves of Mineral Product and the estimated composition and content of those reserves, certified by a qualified person under Applicable Law that is employed by RTEK;

(ii)	the proposed procedure for development, mining, processing and production;

(iii)	the period in which it is proposed the proposed operation will be brought to commercial operation;

(iv)	the total costs, including capital budget, and initial working capital or working capital requirements;

(v)	analysis of whether the proposed operation is commercially viable; and

(vi)	a recommendation of whether or not the proposed operation should proceed,

provided that RTEK shall not be required to obtain any Authorizations and/or Permits required for the Project as part of the DFS.

“Financing Agreements” means the agreements with any Lenders in connection with the financing of the Project.

“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, moral rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

“Key Personnel” means RTEK’s personnel as identified in Part 1 of Appendix 4.

“Lenders” means, collectively, all of the persons, including any export credit agency and/or governmental financing agency, from time to time providing any form of financing or refinancing (or guarantees, insurance or reinsurance in support thereof) or any form of hedging to ATLAS or its Affiliates for the development and construction of the Project into commercial operation.

“Operations Committee”

The Parties will establish the Operations Committee which will consist of the following members: (i) Brian Talbot, (ii) the Vice President of Corporate Strategy of ATLAS, (iii) the Vice President of Lithium Processing of ATLAS, and (iv) a mining or process engineer to be appointed solely by ATLAS. Martin Rowley may join any meeting of the Operations Committee, subject to agreement on compensation.

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The Parties agree that the main goal of the Operations Committee is to develop ATLAS into a producer of spodumene concentrate as soon as possible. The Operations Committee will have weekly calls to discuss the progress of RTEK with respect to the Working DMS Plant, earth and civil works, and other pre-operational and operational aspects related to the development of the Neves Project. RTEK personnel, including Brian Talbot as needed, will continue to be directly involved in communications with environmental and other consultants of ATLAS to provide clarifications on the technical information being prepared by RTEK.

The Operations Committee may revise the Stage 2 Budget set forth in Appendix 2 of the Amended and Restated Agreement between RTEK and ATLAS. The Parties agree that any revision to the budget timeline will be based on project timing circumstances and that the total budget amount may not be increased.

RTEK will provide to the Operations Committee a detailed matrix of responsibilities outlining the responsibilities of each RTEK and ATLAS.

“Parties” means ATLAS and RTEK, and “Party” means any of them as the context may indicate.

“Personnel” means:

(a)	officers, employees, agents and Subcontractors of RTEK; and

(b)	officers, employees or agents of those Subcontractors, engaged to provide, directly or indirectly, any of the Services.

“Project” means the lithium project known as Das Neves in Minas Gerais in Brazil;

“Services” means the technical services to be rendered by RTEK to ATLAS in respect of the Project pursuant to this Amended and Restated Agreement, as set out in Appendix 1 hereto;

“Signature Date” means the date of signature of this Amended and Restated Agreement by the last of the Parties; and

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be construed accordingly.

“Updated Study” means the current draft of the PEA study updated to reflect all engineering work completed and delivered up to August 11, 2024, certain chapters of it being at a DFS level. The Parties acknowledge and agree that the Updated Study is a draft only and finalization will still be pending.

“Working DMS Plant” means the DMS plant at the Project which said plant has been producing spodumene concentrate without interruptions for at least three months and which such produced concentrate has been sold and revenues received.

1.2	In this Amended and Restated Agreement, unless the context otherwise requires:

(A)	a reference to a person shall be construed so as to include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, limited partnership, limited liability partnership, works council or employee representative body (in each case whether or not having separate legal personality);

(B)	references to any “Party” shall be construed so as to include its successors in title, permitted as signs and permitted transferees and any delegate of any such person;

(C)	the headings are inserted for convenience only and shall not affect the construction of this Amended and Restated Agreement;

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(D)	words in the singular shall include the plural and vice versa;

(E)	a reference to one gender includes all genders;

(F)	references to “US$” or “United States Dollars” are references to the lawful currency from time to time of the United States of America;

(G)	except where expressly provided to the contrary, references to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute concerned;

(H)	a reference to “includes” or “including” will be construed as “includes without limitation” or “including without limitation” (as the case may be);

(I)	general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things;

(J)	without prejudice to any other provision of this Amended and Restated Agreement, any successor-in-title, including any executor, heir, liquidator, business rescue practitioner, curator or trustee, of any party shall be bound by this Amended and Restated Agreement as fully and effectually as if they had signed this Amended and Restated Agreement in the first instance and reference to any party shall be deemed to include any successor-in-title;

(K)	the expiration or termination of this Amended and Restated Agreement shall not affect those provisions of this Amended and Restated Agreement which expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding the fact that the clauses themselves do not expressly provide this;

(L)	if a period of time is specified and dates from a given day or the day of an act or event, it will be calculated exclusive of that day; and

(M)	references to “writing” or “written” include any modes of reproducing words in a legible and non-transitory form but do not include writing on the screen of a visual display unit or other similar device.

2.	APPOINTMENT AND DURATION

Subject to the terms and conditions of this Amended and Restated Agreement, ATLAS hereby appoints RTEK with effect from 31 March 2024 (the “Commencement Date”) to render the Services to ATLAS, which appointment RTEK hereby accepts. For the sake of clarity, except in what has been under this Amended and Restated Agreement, the appointment in this Section 2.1 is a continuation of the appointment under the Original Agreement.

2.1	RTEK’s appointment shall under this Amended and Restated Agreement shall commence on the Commencement Date and shall subject to the extension and termination provisions of this Amended and Restated Agreement, endure until (i) completion of the Services or of the Stage Two Services or (ii) entering into the Stage Two Services Agreement (the “Term”).

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3.	PHASE TWO ARRANGEMENT

3.1	Effective on October 15, 2023, ATLAS appointed RTEK to (i) perform a certain engineering service and (ii) manage the construction, commissioning and operational activities of the Project, as further detailed in Appendix 1 – Part 2 (“Stage Two Services”), despite the Definitive Feasibility Study has not been finalized upon decision of the Parties.

3.2	The Parties continue to negotiate and enter into a separate agreement with respect to provision of the Stage Two Services on substantially the same terms and conditions of this Amended and Restated Agreement (the “Stage Two Services Agreement”). The Parties hereby record and agree that the Stage Two Services budget and remuneration has been agreed and is attached to this Amended and Restated Agreement as Appendix 2 (the “Stage Two Budget”). Until the Parties have reached an agreement and entered into the Stage Two Services Agreement, the Stage Two Services shall be rendered pursuant to the terms and conditions of this Amended and Restated Agreement and, therefore, any reference to “Services” in this Amended and Restated Agreement shall also apply, mutatis mutandis, to the “Stage Two Service”, unless the referred provision refers to an aspect that is specific to the “Services” only.

4.	SERVICES

4.1	RTEK hereby expressly acknowledges and agrees that in performing the Services, it will be acting as an independent contractor, and not as an employee or agent of ATLAS. Unless expressly agreed in writing, nothing in this Amended and Restated Agreement shall be construed as establishing a joint venture or partnership between RTEK and ATLAS.

4.2	RTEK shall provide to ATLAS no later than 21 (twenty-one) Business Days prior to the commencement of each quarter during the Term a draft Budget for ATLAS’s consideration and approval (provided that the Parties acknowledge and agree that the first Budget has been approved and attached to this Amended and Restated Agreement as Appendix 3). Subject to clause 4.4, RTEK is hereby authorised to do all such acts as may be necessary for the provision of the Services, provided that:

(A)	such acts fall within and does not exceed the cost limit for the applicable line item in the approved Budget; and

(B)	applicable approvals from ATLAS, if any, have been obtained in accordance with this Amended and Restated Agreement.

4.3	In performing the Services, RTEK undertakes to comply with Applicable Laws, Good Industry Practice and ATLAS’s policies, procedures, directives and guidelines as provided to RTEK in writing.

4.4	Notwithstanding any other provision of this Amended and Restated Agreement, other than with the prior written consent of ATLAS, RTEK has no authority to:

(C)	make any alteration to the Services;

(D)	engage a subcontractor or subconsultant for the provision of all or any part of the Services (“Subcontractor”); or

(E)	enter into any contract, commitment or undertaking on behalf of ATLAS.

4.5	RTEK shall comply with all reasonable instructions of ATLAS from time to time. RTEK undertakes to co-operate with any other person rendering services to ATLAS.

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4.6	If RTEK obtains ATLAS’s prior written consent to engage a Subcontractor, RTEK shall, by appropriate written agreement, require each Subcontractor, to the extent of the Services to be performed by such Subcontractor, to be bound to RTEK by the terms of this Amended and Restated Agreement, and to assume toward RTEK all the obligations and responsibilities which RTEK, by this Amended and Restated Agreement, assumes toward ATLAS. Each agreement with a Subcontractor shall preserve and protect the rights of ATLAS under this Amended and Restated Agreement with respect to the Services to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights.

4.7	ATLAS may direct RTEK in writing to vary the Services, including by adding additional services and/or omitting or deleting any part of the Services (“Variation”).

4.8	Before directing a Variation, ATLAS may request RTEK to provide a written estimate of the time, programming effects of the proposed Variation and cost, as well as any proposed milestones, milestone payments, fee caps, target prices, and the like as ATLAS may request.

4.9	If ATLAS requests RTEK to provide a written estimate under Clause 4.8, RTEK shall provide the written estimate within 10 Business Days.

4.10	Any Variation to the Services shall be subject to RTEK’s written consent and shall be performed by RTEK in accordance with and subject to this Amended and Restated Agreement. No Variation to the Services shall invalidate this Amended and Restated Agreement.

4.11	If RTEK fails or omits to perform any of the Services in accordance with this Amended and Restated Agreement or otherwise to the reasonable satisfaction of ATLAS in all respects, ATLAS shall have the right to, without prejudice to any other rights or remedies ATLAS may have hereunder or at law, require RTEK to perform or re-perform (as the case may be) such Services at RTEK’s own expense.

5.	OBLIGATIONS OF ATLAS

5.1	ATLAS shall:

(a)	provide to RTEK with all information within its control and all assistance reasonably required for RTEK to perform the Services; and

(b)	not obstruct RTEK’s work or require RTEK to act in a manner which is inconsistent with law.

6.	OBLIGATIONS AND UNDERTAKINGS OF RTEK

6.1	General Obligations

(A)	RTEK agrees that all Services shall be provided:

(i)	in accordance with and at the degree of skill, care, diligence and prudence that would reasonably and ordinarily be expected from a skilled and experienced professional service provider applying the standards generally adopted by professional and skilled consultants involved in the provision of services of a type and scale similar to the Services to be provided, having regard to conditions comparable to the Project (“Good Industry Practice”);

(ii)	in compliance with all Applicable Laws;

(iii)	in accordance with an agreed time schedule, if provided, efficiently, accurately and in a complete, appropriate and competent manner; and

(iv)	to ensure that the Project complies with all material third-party agreements, government authorisations, permissions and conditions.

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(B)	RTEK anticipates that it will be carrying out the Services primarily in Dubai but shall, for the avoidance of doubt, travel to the Project or elsewhere as necessary to perform the Services. Any travel required by ATLAS shall be upon reasonable notice to RTEK.

7.	Representatives and Personnel

7.1	ATLAS’s Representative is the person identified in Part 2 of Appendix 4 or any replacement notified to RTEK by the ATLAS from time to time. ATLAS’s Representative has full authority to act on the ATLAS’s behalf in connection with this Amended and Restated Agreement.

7.2	ATLAS shall ensure that each of the Key Personnel:

(A)	devote sufficient time and attention fulfilling their respective roles under or in connection with this Amended and Restated Agreement;

(B)	is not removed without the ATLAS’s prior consent (such consent not to be unreasonably withheld or delayed), except in the event of:

(C)	death;

(D)	permanent incapacity;

(E)	an illness making the relevant person unavailable for work; or

(F)	the relevant person leaving RTEK’s employment.

7.3	ATLAS may at any time instruct RTEK to remove any person engaged in performing the Services if, in the ATLAS’s reasonable opinion, that person’s performance or conduct is unsatisfactory. ATLAS shall remove any such person on the next Business Day following receipt of such instruction. The foregoing provisions of this clause 7.3 shall not apply to any officers or employees of RTEK, and in particular any of the Key Personnel.

7.4	Any person appointed by RTEK to replace a person removed under Clause 7.2(B) or Clause 7.3 shall be subject to the prior written approval of the ATLAS (such approval not to be unreasonably withheld or delayed).

8.	FEES, EXPENSES AND PAYMENT

8.1	In consideration for the provision of the Services, RTEK shall be paid monthly fees in accordance with Clause 8.6 (the “Consideration”).

8.2	In addition to the fees, ATLAS shall reimburse RTEK in accordance with this Clause 8.6 for the cost of any accommodation and travel expenses reasonably and properly incurred and documented in the performance of the Services, up to the amount for the corresponding items under the approved Budget for the applicable quarter (“Expenses”).

8.3	RTEK is required to:

(A)	obtain ATLAS’s written approval before incurring any Expense in excess of US$5,000 (five thousand United States Dollars), including any ancillary expenses for travel; and

(B)	keep accurate and complete records of all Expenses (including receipts) and furnish such records to ATLAS on request.

8.4	Save as contemplated in 8.2, the Consideration is inclusive of all expenses, taxes, charges, duties and other amounts (including any licence fees). The Consideration shall not be increased to accommodate any VAT payments or similar charges.

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8.5	Unless otherwise expressly provided under this Amended and Restated Agreement:

(A)	the Consideration covers all the risks and obligations which RTEK is assuming under this Amended and Restated Agreement and all things necessary for the performance of the Services and its other obligations under this Amended and Restated Agreement; and

(B)	RTEK shall not be entitled to an adjustment to the Consideration other than in accordance with this Amended and Restated Agreement

8.6	Within the first 5 (five) Business Days of each month commencing from the Commencement Date and for the duration of this Amended and Restated Agreement (but excluding any period during which RTEK fails or delays in performing the Services due to a Force Majeure Event (“Exclusion Period”)), RTEK shall provide an invoice to ATLAS (the “Invoice”), which shall include:

(A)	the fees applicable to each month considering the RTEK personnel involved in Services or the Stage Two Services, which, for the avoidance of doubt, shall be prorated to a lesser amount reflecting applicable Exclusion Period, if any; and

(B)	an amount of Expenses occurred together with itemized breakdown and copies of receipts in reasonable details.

provided that where the Grace Period applies with regards the Services (i.e., in this case not related to the Stage Two Services), RTEK shall be permitted to continue to invoice ATLAS for the Services (i.e., in this case not related to the Stage Two Services) a reduced fee of US$25,000 (twenty-five United States Dollars) per month plus Expenses if any for the duration of the Grace Period only. This Section does not apply to the Stage Two Services.

8.7	With regards to the Stage Two Services, RTEK shall also be entitled to the compensation established in Appendix 1 – Part 2.

8.8	Subject to Clause 8.9, the amount under a duly-issued Invoice shall be due and paid by ATLAS to RTEK into the bank account nominated by RTEK within 10 (ten) Business Days of receipt of the Invoice, provided that, notwithstanding anything to the contrary in this Amended and Restated Agreement,

(A)	ATLAS shall have the right to withhold payment to the extent that RTEK commits a material breach of any of the terms of this Amended and Restated Agreement and (if such a breach is remediable) fails to remedy that breach within 30 (thirty) Business Days of RTEK being notified in writing of the breach, without prejudice any other rights or remedies available to ATLAS under this Amended and Restated Agreement or at law; and

(B)	Unless otherwise agreed by ATLAS in writing, with respect to the aggregate amount of any specific Expenses item included in the Invoices for a given quarter, ATLAS shall not be required to pay any amount that is above the aggregate amount for the corresponding item under the approved DFS Stage Budget for the same quarter.

8.9	ATLAS shall have the opportunity to verify the Expenses included in each Invoice. If ATLAS disputes any amount claimed in an Invoice, such amount shall not become due and may be withheld by ATLAS. RTEK shall continue to provide the Services pending resolution of any such dispute. ATLAS shall continue to pay all undisputed amounts against the issue of a credit note for the disputed amount or against the issue of a substituted invoice for the undisputed amount.

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9.	TAXES

Except to the extent expressly provided otherwise in this Amended and Restated Agreement, RTEK shall pay, when due, all taxes, duties, fees or charges or whatever nature required under any Applicable Law in connection with the payment it receives under this Amended and Restated Agreement.

10.	REPRESENTATIONS AND WARRANTIES

10.1	RTEK represents and warrants to ATLAS that:

(A)	it has the power to execute, deliver and perform its obligations under this Amended and Restated Agreement, and all necessary action has been taken to authorise the execution, delivery and performance of this Amended and Restated Agreement (and of any security provided);

(B)	all permits, consents and authorisations required or desirable to enable RTEK to lawfully enter into, exercise its rights and comply with its obligations under this Amended and Restated Agreement; and to make this Amended and Restated Agreement admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect;

(C)	the provisions of this Amended and Restated Agreement constitute legal, valid and binding obligations on RTEK;

(D)	it has the power to carry on its business as it is being conducted;

(E)	no litigation, arbitration or administrative proceeding is taking place pending or, to RTEK’s knowledge, threatened against it or any part of their respective undertakings, assets or revenues which could have a material adverse effect on their respective businesses, assets or financial conditions or on their ability to perform fully its obligations under this Amended and Restated Agreement;

(F)	it has the required professional skills, expertise, experience, ability, personnel and technical resources for the provision of the Services on the terms set out in this Amended and Restated Agreement; and

(G)	it has at all times complied with all licences, permits, consents or other authorisations held and with any Applicable Law.

11.	CONFIDENTIALITY, DATA PROTECTION

11.1	RTEK acknowledges that in performing the Services it may come into possession of confidential information relating to ATLAS, their projects and customers and information which is or is designed to be used in their business, which is private or confidential in that it is not generally known or available to the public (“Confidential Information”). The Parties agree that for the purposes of this clause 11, “Confidential Information” shall not include any information that (a) is already known to RTEK and is not subject to a duty of confidentiality as at the date of disclosure under this Amended and Restated Agreement; or (b) is already in the public domain or becomes available to the public other than through an act or omission of RTEK in breach of this Amended and Restated Agreement.

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11.2	RTEK shall not, and shall ensure that its Personnel do not, without the prior written consent of ATLAS, disclose to anyone else, or use, copy, supply or reproduce any of, the Confidential Information either during the Term and for a period of 24 (twenty-four) months after its expiry or termination for any reason whatsoever, other than is necessary to perform the Services or as may be required by Applicable Law. To this end RTEK will be entitled to disclose the Confidential Information to its employees, directors or permitted subcontractors to the extent necessary for the performance of the Services, provided such persons are subject to confidentiality undertakings which are no less stringent than those applicable to RTEK under this Amended and Restated Agreement.

11.3	If RTEK is uncertain about whether any information is to be treated as confidential, then RTEK is obliged to treat it as Confidential Information until ATLAS advises in writing that the information is not Confidential Information.

11.4	RTEK shall return or destroy all Confidential Information on expiry or termination of this Amended and Restated Agreement upon and in accordance with written request from ATLAS.

11.5	RTEK shall ensure that all of its Personnel and subcontractors engaged by RTEK (if permitted under this Amended and Restated Agreement) for performance of the Services comply with the requirements of this Clause 11.

11.6	RTEK may make copies of written or computer stored materials incorporating Confidential Information only if those copies are necessary for the purpose of performing the Services and its other obligations under this Amended and Restated Agreement and shall:

(A)	return to ATLAS all Confidential Information (including any copies made by RTEK); and

(B)	delete any Confidential Information stored by RTEK on a computer or electronic retrieval system so that it is incapable of retrieval,

within 5 Business Days after receiving a request from ATLAS to do so.

11.7	RTEK shall notify ATLAS immediately if it becomes aware of, or suspects, any disclosure, use or copying of Confidential Information that is not authorised by this Amended and Restated Agreement or ATLAS and shall take all steps reasonably required by ATLAS to stop that unauthorised disclosure, use or copying.

12.	CONFLICT

12.1	ATLAS acknowledges and accepts that RTEK and its Affiliates and associated persons or entities may have interests or duties which conflict with the interests of ATLAS and would otherwise conflict with the duties owed by RTEK to ATLAS. RTEK represents that such conflict of interests or duties will not affect its ability to provide Services as required under this Amended and Restated Agreement. ATLAS also accepts that in acting for ATLAS, RTEK will not be required to disclose or make use of any information known to it which (i) belongs to or is confidential in respect of a conflicting business interest, (ii) belongs to or is confidential to any of RTEK’s Affiliates and associated persons or entities, or (iii) belongs to or is confidential to RTEK and relates to some part of its business other than the provision of the Services to ATLAS. Neither RTEK nor any of its Affiliates and associated persons or entities shall be liable to account to ATLAS for, or (to the extent permitted by Applicable Law) disclose to ATLAS, any charges or other remuneration made or received by it.

12.2	Notwithstanding Clause 12.1, from the Signature Date and until its termination in accordance with this Amended and Restated Agreement, RTEK and any of its Personnel shall not provide any services similar to the Services to Lithium Ionic Inc and/or Latin Resources Limited, or their subsidiaries and/or its Affiliates, provided that this clause 12.2 shall not apply to any subcontractors appointed by RTEK pursuant to this Amended and Restated Agreement.

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13.	INTELLECTUAL PROPERTY

13.1	As part of the Services, RTEK and its Subcontractors (if appointed) will produce data, drawings and reports and other documents and materials, whether in hard copy or in electronic format (the “Work Products”).

13.2	All Intellectual Property Rights in the Work Products and any other item or document made available to RTEK by ATLAS for the purposes of providing the Services, shall vest and shall remain the property of ATLAS and/or its Affiliates, as applicable, excluding any such Intellectual Property Rights that are owned by RTEK or a third party as at the Signature Date (together the “ATLAS Intellectual Property”). RTEK hereby assigns or agrees to procure the assignment of (as appropriate) all the ATLAS Intellectual Property to ATLAS or its Affiliates as identified by ATLAS with full title guarantee free of encumbrances. RTEK agrees to waive or procure the waiver of any moral rights subsisting in any items in which any rights are assigned under this clause 13.

13.3	ATLAS grants to RTEK, a non-exclusive, royalty free licence to use the ATLAS Intellectual Property solely for the purpose of providing the Services in accordance with this Amended and Restated Agreement. This licence is limited to the Term.

13.4	RTEK grants to ATLAS and shall procure its Subcontractors or any other applicable third party to grant to ATLAS, an irrevocable, non-exclusive, transferable, assignable, royalty-free licence to use any such Intellectual Property Rights that RTEK or respective Subcontractor or third party owns as at the Signature Date for the purposes of the Project, including for any:

(A)	further expansion or modification of the Project; and

(B)	interfaces with other works relating directly or indirectly to the Project.

13.5	RTEK undertakes that it will not at any time, have any right, title or interest in the Intellectual Property other than as stated in clause 13.3 and it undertakes that it will not (or permit any third party to) use, reverse engineer, decompile, modify or tamper with any the ATLAS Intellectual Property or any other equipment, document or intellectual property owned by ATLAS, except as permitted by law.

13.6	RTEK will, within a reasonable time upon request from ATLAS following termination or expiry of this Amended and Restated Agreement, deliver up to the ATLAS all Work Products, whether or not in final form, and destroy any copies that it has in its possession or under RTEK’s control and provide satisfactory proof to ATLAS that it has so done.

13.7	RTEK:

(A)	agrees to take appropriate care so that all Work Products produced by RTEK, and/or the use thereof, do not infringe the Intellectual Property Rights of any person; and

(B)	indemnifies ATLAS, ATLAS’s Affiliates, successors, assigns and each of their respective shareholders, directors, officers, agents, representatives and employees against any claim, loss, damage and/or costs, if and to the extent that the Work Products and/or the use thereof infringes any Intellectual Property Rights anywhere in the world.

13.8	Where RTEK engages a Subcontractor under the terms of this Amended and Restated Agreement, RTEK shall ensure that the terms of any such engagement allows for the transfer of ownership and the licensing of Intellectual Property Rights contemplated by this Clause 13.

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14.	FORCE MAJEURE

14.1	“Force Majeure” means, subject to the paragraph below, any event which is unforeseeable at the date of this Amended and Restated Agreement, beyond the control and without the fault or negligence of the ATLAS or the RTEK, and which makes a Party’s performance of its obligations hereunder impossible or so impractical as reasonably to be considered impossible in the circumstances, and may include, by way of example, war, riots, civil disorder, earthquake, fire, explosion; storm, flood or other extreme adverse weather conditions, confiscation or any other action by government agencies.

14.2	Notwithstanding that a Force Majeure may otherwise exist, Force Majeure shall not include, and the party claiming Force Majeure (“Affected Party”) shall not be excused from performance of its obligations on the grounds of Force Majeure for:

(A)	late performance by RTEK caused by any acts or omissions of its Subcontractor (but RTEK may be entitled to the Grace Period in accordance with Clause 2.3, lack of or damaged equipment, shortages of staff or shortages of labour, goods or materials (other than where caused by Force Majeure);

(B)	labour related incidents such as strikes or work stoppages (except for national strikes in the jurisdictions in which the Services are to be performed that directly affect the Services);

(C)	the late payment of money or inability of the Affected Party to pay its debts; and/or

(D)	any event which a party acting diligently could reasonably have been expected to:

(1)	take into account at the time of the entering into of this Amended and Restated Agreement; and/or

(2)	avoid or overcome in the carrying out of its obligations hereunder.

14.3	Neither the RTEK nor the ATLAS shall be liable for any failure to perform or delay in performance if and to the extent it as the Affected Party is affected by a Force Majeure event, upon submitting acceptable evidence to the other party that such failure to perform or delay in performance of its obligations under this Amended and Restated Agreement was due to such Force Majeure event.

14.4	The Affected Party shall:

(A)	take all reasonable measures to remove such party’s inability to fulfil its obligations under this Amended and Restated Agreement with minimal delay; and

(B)	notify the other party of such Force Majeure event as soon as possible and in any event no later than 14 days following the occurrence of such Force Majeure event, providing evidence of the nature and cause of such event, and similarly give notice of the restoration of normal conditions as soon as possible thereafter.

14.5	Each party shall take all reasonable measures to minimise the consequences of any event of Force Majeure.

14.6	Provided the Affected Party complies with its obligations under Clause 14.4, any period within which the Affected Party was obliged to complete any action or task, shall be extended for a period equal to the delay caused as a result of a Force Majeure event, subject to Clause 14.5.

14.7	Notwithstanding any other provision of this Amended and Restated Agreement,

(A)	RTEK shall not be entitled to claim any adjustment to the Consideration or any amounts in addition to the Consideration as a result of any Force Majeure event; and

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(B)	ATLAS shall not be liable for the Consideration for the period with respect to which RTEK fails or delays in performing the Services due to a Force Majeure Event.

15.	LIABILITY AND INDEMNITY

15.1	Nothing in this Amended and Restated Agreement limits or excludes either Party’s liability:

(C)	for death or personal injury caused by or arising out of its negligence;

(D)	for fraud, fraudulent misrepresentation, criminal acts or the tort of deceit;

(E)	for willful default;

(F)	to the extent that limitation or exclusion is not permitted by Applicable Law.

15.2	Subject to clause 15.1, neither Party shall be liable to the other in contract (including for damages for any deliberate repudiatory acts), tort (including negligence), for breach of statutory duty, or otherwise, for:

(A)	any indirect or consequential loss or damage of any kind; or

(B)	any loss of actual or anticipated business, revenue, profit or saving (in each case whether direct or indirect),

15.3	To the extent that it does not contravene the Applicable Law, RTEK shall indemnify, defend and hold harmless ATLAS, ATLAS’s Affiliates, successors, assigns and each of their respective shareholders, directors, officers, agents, representatives and employees (“ATLAS Indemnitees”) from any claims, liability, damage, or expense arising out of RTEK’s or its Subcontractors’ performance or nonperformance of the Services including, but not limited to, injury to or death of any person (including employees of ATLAS or its Subcontractor), damage to or destruction of property, payment of taxes, compliance with Applicable Law, payment of any compensation to RTEK’s employees, and reasonable attorneys’ fees and expenses, provided that RTEK shall not be liable to indemnify ATLAS Indemnitees in respect of any such claims, liability, damage, or expense relating to injury or loss of life or damage to property that arise solely from fraud, gross negligence or willful misconduct of ATLAS or ATLAS’s servants and agents.

15.4	RTEK shall effect and maintain in full force and effect a policy of professional liability and indemnity insurance with a reputable insurer and with policy details approved by ATLAS (which approval shall not be unreasonably withheld).

15.5	Without prejudice to ATLAS’s approval right under Clause 15.4, the professional liability and indemnity insurance taken out by RTEK shall be:

(A)	for any one occurrence or series of occurrences arising out of any one event; and

(B)	for a period beginning on the Signature Date and ending twelve (12) years after the date of the earlier of:

(1)	completion of the Services; or

(2)	termination of this Amended and Restated Agreement,

15.6	RTEK shall ensure that suitable workers compensation insurance is effected before commencing performance of the Services and maintained for the full force and effect for the duration of the Term, covering liability for loss, damage, claims, and all direct or associated costs and expenses arising in respect of Personnel or any other person engaged or employed by RTEK, as required under the law of the country where the relevant Personnel or other person is employed.

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15.7	Upon ATLAS’s request, RTEK shall send ATLAS evidence that RTEK’s professional liability and indemnity and workers compensation insurances are in force, including, if required by ATLAS, an original letter from RTEK’s insurers or brokers confirming:

(A)	RTEK’s then current professional indemnity and workers compensation insurances; and

(B)	that the premiums for such insurances have been paid in full at the date of that letter.

16.	SUSPENSION AND TERMINATION

16.1	For documented negligence on the part of RTEK, ATLAS may suspend performance of all or part of the Services and other obligations under this Amended and Restated Agreement by giving a written suspension notice to RTEK. In spirit of mutual cooperation, ATLAS and RTEK shall meet within five (5) business days of receiving such suspension notice and discuss a mutually satisfying resolution (“Agreeable Resolution”).

16.2	With an Agreeable Resolution, RTEK shall resume performance of all or any of those Services and other obligations under this Amended and Restated Agreement which are the subject of such suspension within five (5) Business Days of receiving a written notice to do so from ATLAS.

16.3	Without an Agreeable Resolution, ATLAS may terminate this Amended and Restated Agreement at any time on not less than 1 (one) month’s written notice to RTEK.

16.4	Without prejudice to any other rights or remedies which the Parties may have, any Party may terminate this Amended and Restated Agreement immediately on giving written notice to the other if:

(A)	a Party fails to pay any amount due under this Amended and Restated Agreement on the due date for payment and remains in default 30 (thirty) Business Days after being notified in writing to make such payment;

(B)	any Party commits a material breach of any of the terms of this Amended and Restated Agreement and (if such a breach is remediable) fails to remedy that breach within 30 (thirty) Business Days of that Party being notified in writing of the breach;

(C)	any representation or warranty made by RTEK in this Amended and Restated Agreement is or proves to have been incorrect or misleading in any respect; or

(D)	it is or becomes unlawful for RTEK to perform any of its obligations under this Amended and Restated Agreement.

16.5	Termination of this Amended and Restated Agreement shall not affect any rights, remedies, obligations or liabilities of any of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Amended and Restated Agreement. The provisions of this clause 16 shall be binding on and apply mutatis mutandis to the successors-in-title, heirs and executors, trustees, curators, liquidators and administrators of the Parties.

17.	CONSEQUENCES OF TERMINATION

17.1	On termination of this Amended and Restated Agreement, ATLAS may require RTEK to:

(A)	provide all necessary information to enable its personnel, or those of any third party nominated by ATLAS, to fully and effectively take over the relevant Services and co- operate with ATLAS and such party to facilitate a smooth, efficient and effective take- over of the relevant Services; and

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(B)	deliver all the Work Products which are capable of being delivered either in hard copy and/or in electronic format and return all property, keys or other property of any nature whatsoever furnished to RTEK by ATLAS.

in each case RTEK shall comply and may not charge additional costs.

17.2	In the event that this Amended and Restated Agreement is terminated by ATLAS in accordance with clause 16.1 through no fault of RTEK, ATLAS shall pay any amounts due to RTEK for Services properly rendered in fulfilment of the obligations under clause 17.1. In all other cases RTEK may not charge for such Services.

18.	ENTIRE AGREEMENT

18.1	This Amended and Restated Agreement constitutes the entire agreement between the Parties and supersedes and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to their subject matter.

18.2	Each Party acknowledges that in entering into this Amended and Restated Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Amended and Restated Agreement.

19.	ASSIGNMENT AND OTHER DEALINGS

19.1	Subject to clause 19.2, neither Party shall assign, transfer, encumber or deal in any other manner with any or all of their rights and obligations under this Amended and Restated Agreement (or any other document referred to in it) without the prior written consent of the other Party.

19.2	ATLAS shall be entitled to transfer any or all of its interests and obligations under this Amended and Restated Agreement to an Affiliate without the prior written consent of RTEK, provided that such transfer shall not include the granting, transfer and assignment to any Lenders or third parties and any other secured parties under the Financing Agreements (or the agent or trustee on behalf of such Lenders and secured parties), by way of security, any right, title and interest that ATLAS now has or which shall hereafter arise and all claims resulting from any failure of performance or compliance with any of the provisions of this Amended and Restated Agreement.

20.	VARIATION AND WAIVER

20.1	No variation of this Amended and Restated Agreement shall be effective unless it is in writing and signed by or on behalf of each Party for the time being.

20.2	A waiver of any right or remedy under this Amended and Restated Agreement or by law is only effective if it is given in writing and is signed by the Party waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

20.3	A failure or delay by any Party to exercise any right or remedy provided under this Amended and Restated Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

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20.4	No single or partial exercise of any right or remedy provided under this Amended and Restated Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

20.5	A person that waives a right or remedy provided under this Amended and Restated Agreement or by law in relation to one person, or takes or fails to take any action against that person, does not affect its rights or remedies in relation to any other person.

21.	COSTS AND EXPENSES

Except as expressly provided in this Amended and Restated Agreement, each Party shall pay his own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Amended and Restated Agreement (and any documents referred to in it).

22.	NOTICES

22.1	Any notice to be given under this Amended and Restated Agreement shall be in writing and be addressed to the recipient and sent to a Party by either of the means set forth under clause 22.2, to the addresses set forth in Section 22.3, or in any such case to such other address as may from time to time be notified in writing by the recipient in question to the other giving or making the same in accordance with this clause.

22.2	Any notice to be given under this Amended and Restated Agreement shall be deemed to have been received:

(a)	in the case of a notice sent by hand, on the day of delivery; and

(b)	in the case of a notice sent by first class pre-paid post, 7 (seven) Business Days after the date of posting, exclusive of the day of posting; and

(c)	in the case of a notice sent by international courier, 5 (five) Business Days after the date of couriering, exclusive of the date of couriering.

22.3	For the purpose of this clause, the addresses of the Parties are:

(a)	to RTEK:

RTEK INTERNATIONAL DMCC

Unit No:643, DMCC Business Centre, Level No 1,

Jewellery and Gemplex 3,

Dubai, United Arab Emirates

Attention: Nicholas Rowley

Email: [***]

(b)	to ATLAS

Atlas Lithium Corporation

1200 N. Federal Highway, Suite 200

Boca Raton, FL 33432

Attention: Marc Fogassa, Chairman and CEO

Email: [***]

With a copy to:

Era Anagnosti, Esq., Partner, DLA Piper US LLP, email: [***]

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23.	SEVERANCE

If any provision or part-provision of this Amended and Restated Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part- provision shall be deemed deleted. Any modification to or deletion of a provision or part- provision under this clause shall not affect the validity and enforceability of the rest of this Amended and Restated Agreement.

24.	THIRD PARTY RIGHTS

Unless otherwise expressly provided,

(A)	a person who is not a Party to this Amended and Restated Agreement shall not have any rights to enforce any term of this Amended and Restated Agreement; and

(A)	The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Amended and Restated Agreement are not subject to the consent of any other person.

25.	COUNTERPARTS

This Amended and Restated Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

26.	DISPUTES

26.1	This Amended and Restated Agreement, and any claim, dispute or difference concerning and any matter arising from it, will be governed by and construed in accordance with English law.

26.2	Any dispute between the Parties or claims arising out of or in connection with this Amended and Restated Agreement or any question regarding its existence, validity or termination (each a “Dispute”), shall be referred to and finally resolved by arbitration in accordance with the Rules of Arbitration of the London Court of International Arbitration (the “LCIA”) in effect at the time of the arbitration (the “Rules”), which rules are deemed to be incorporated by reference into this clause.

26.3	The number of arbitrators shall be three. The Parties shall each nominate 1 (one) arbitrator in accordance with the Rules and the arbitrators appointed by the Parties shall jointly nominate the third arbitrator within 20 (twenty) days of the confirmation by the LCIA of the nomination of the second arbitrator. If any arbitrator has not been nominated within the time limits specified herein and in the Rules, such arbitrator’s appointment shall be made by the LCIA upon the written request of either Party within 20 (twenty) days of such request.

26.4	The following provisions shall apply in respect of the arbitration:

(a)	the seat of the arbitration shall be London, England and the language of the arbitration shall be English;

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(b)	the Arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including but not limited to injunctive relief, whether interim and/or final, and specific performance, and any measures ordered by the Arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including but not limited to injunctive relief and including but not limited to pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. For the avoidance of doubt, this clause is not intended to limit the powers of the court exercisable in support of arbitration proceedings pursuant to Section 44 of the Arbitration Act 1996;

(c)	the Parties agree that any arbitral proceedings under this Amended and Restated Agreement (including as amended from time to time) may (to the extent the arbitral tribunal considers appropriate given the subject matter of the particular dispute) be consolidated or be heard together concurrently before the same arbitral tribunal. The Parties further agree that any arbitral tribunal constituted under this Amended and Restated Agreement shall have the power to order consolidation of proceedings or concurrent hearings; and

(d)	the Arbitrators may be compelled by any Party to provide a written explanation of their order or award, and the arbitration award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counter-claims or issues presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction over any of the Parties or any of their assets.

27.	GOVERNING LAW AND JURISDICTION

27.1	This Amended and Restated Agreement shall be governed by and construed and interpreted in accordance with the laws of England and Wales.

This Amended and Restated Agreement has been entered into on the date stated at the beginning of this Amended and Restated Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS whereof this Amended and Restated Agreement is executed by:

SIGNATORIES

Executed by ATLAS LITHIUM CORPORATION acting by
Marc Fogassa
[SIGNATURE OF DIRECTOR]
Signed by RTEK INTERNATIONAL DMCC acting
by Nicholas Rowley
[SIGNATURE OF DIRECTOR]

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APPENDIX 1

Appendix 1 - Part 1

SERVICES

Without limiting the requirements under other provisions of this Amended and Restated Agreement with respect to the provision of Services, RTEK shall (i) deliver the Deliverables by the required timelines; (ii) perform all advisory, consultations, research, studies, tests, surveys, planning, management, mobilization, co-ordination, reporting, compilation, rectification and all other activities as necessary to deliver the Deliverables and (iii) provide progress reports, advice and assistance in connection with the delivery of the Deliverables, as reasonably requested by ATLAS.

Deliverables consists of (i) a Updated Study, to be delivered in two hard copies and in electronic format by November 15, 2024; and (ii) any technical report summaries, assessments or other technical and economic assessment documents that are (X) adapted from, based on or originated from the findings, results or studies supporting the Updated Study and (Y) reasonably required by ATLAS to meet the requirements under Applicable Law, to be delivered promptly in accordance with the timelines and in the forms as mutually agreed. RTEK shall not be required to complete the pending works at the Updated Study to bring it to the level of and turn it into a Definitive Feasibility Study; however, RTEK shall remain available to provide support to ATLAS on it.

Appendix 1 – Part 2

Stage Two Services

Scope:

a)	Provide overall consultancy on process operations within the battery limits, including (without limitation) engineering, construction, procurement, commissioning, operational readiness, production, quality safety, as well as logistics, working closely with the senior executives of ATLAS to build a strong profitable company;

b)	Provide consultancy support to ATLAS team so that ATLAS can ensure that effective systems procedures plus management controls are established within the functional areas of engineering, construction, procurement, commissioning, operational readiness, production, and supply chain management, being ATLAS responsible for providing the team for it;

c)	Develop comprehensive engineering, construction, procurement, production strategies as well as programs that support the business goals in line with ATLAS’s business plan once ATLAS provides RTEK with its business plan;

d)	Provide ATLAS input into define key performance indicators across the entire engineering, construction and production operations for reporting functional operating areas as a whole;

e)	Develop a clear understanding of Neves Project and its operations, where the leverage points are for improvement;

f)	Advise on run of mine (“ROM”) ore conditioning, including, but not limited to, using mine strategies to minimize fines generation and minimize dilution of ore by controlling the contamination from the host rock;

g)	Advise on the current and future plants design and construction processes, including, but not limited to, crushing plant, dense media separation (“DMS”) plants, site layout, plant infrastructure and non- plant infrastructure;

h)	Responsibility for commissioning and training ATLAS team for the efficient operation of ROM pads and crushing plants up until delivery of the Working DMS Plant, including maximizing availability of the crushing plants and maximizing production of on-specification crushed ore and minimizing fines generation, being ATLAS responsible for providing the team for it;

i)	Responsibility for commissioning and training ATLAS team for the efficient operation of DMS plant up until delivery of the Working DMS Plant, including maximizing availability and utilization, maximizing recoveries and maximizing production of spodumene concentrate meeting customer specifications (“Specified Concentrate”) whilst minimizing processing costs, being ATLAS responsible for providing the team for it;

j)	Manage the qualified persons contracted for the preparation of any technical report, or any update of it, and manage all the works related to the completion of any technical report, or update of it, on schedule and budget;

k)	Prepare budgets for the operation of the mine and the DMS plant;

l)	Prepare monthly management reports regarding all of ATLAS’s operations, but only in relation to the Services within RTEK’S responsibility, including, but not limited to Services rendered by RTEK; and

m)	Manage relationships with relevant contractor firms, including the EPCM contract for the construction.

The Parties acknowledge and agree that certain Services and Stage Two Services will depend on the approval and adoption by ATLAS of certain recommendations made by RTEK, the engagement of certain contractors, personnel, resources and/or the procurement of certain equipment and materials by ATLAS directly, and the regular payment of such by ATLAS, and that RTEK shall be released from any responsibility or liability resulting from such failures by ATLAS, and shall not be responsible for any impact on the Services and Stage Two Services as a result thereof.

Remuneration:

Parties acknowledge and agree that the Stage Two Budget attached to this Appendix 2 has been agreed between the Parties.

In consideration of RTEK providing the Stage Two Services, ATLAS shall pay RTEK:

a.	The amount equal to budgeted amount under the approved Stage Two Budget, as attached to this Amended and Restated Agreement, which amount shall be become payable after the making of an Affirmative FID, no later than the 25th of each calendar month in which the invoice is provided to ATLAS.

b.	ATLAS shall issue shares of ATLAS’ common stock in the form of restricted stock units (“RSUs”) directly to the individuals determined by RTEK, in such amounts as determined by RTEK, which shall vest as follows:

i.	RSUs equivalent to USD $1,000,000 of fully paid shares of ATLAS’ common stock to be issued on the first date between: a) the first date in which the containers with parts of ATLAS’ DMS Plant exported from South Africa equivalent to at least 90% of the DMS Plant total price (the “First Container Load”) are shipped to Brazil, with the First Container Load being equivalent to what was expected to be in the containers on October 4, 2024 as per attached Schedule A (being acknowledged that the number of containers may vary up or down depending on the quality of the packing done) or b) if the First Container Load is ready to be shipped to Brazil before November 1, 2024 and ATLAS decides not to ship it up by such date, then November 1, 2024. RTEK shall endeavor its best efforts to increase the percentage of the DMS Plant to be included in the First Container Load;

ii.	RSUs equivalent to USD $500,000 of fully paid shares of ATLAS’ common stock to be issued on the first date between: a) when the vessel with the remaining items of ATLAS’ DMS Plant exported from South Africa arrives at the port in Brazil, or b) if the vessel is ready to be shipped on a date that allows it to arrive in Brazil before November 30, 2024 and ATLAS decides not to ship it up to such date, then November 30, 2024;

iii.	RSUs equivalent to USD $1,000,000 of fully paid ATLAS’ common stock to be issued when conditions i) and ii) are met: i) on the first date between: i.a) when the remaining parts and supplies exported from South Africa required for the erection of the DMS Plant not shipped in with the First Container Load are then shipped to Brazil, or i.b) if the vessel is ready to be shipped on a date that allows it to arrive in Brazil before November 30, 2024 and ATLAS decides not to ship it up to such date, then November 30, 2024; and ii) RTEK formally delivers to ATLAS a properly reviewed version of [***]’s manuals and instructions to sequentially open the containers and erect the DMS Plant at the Neves Project site. If additional editing to the manuals and instructions is needed, RTEK shall work with ATLAS to obtain [***]’s effort on such endeavor as [***] shall be responsible for it as part of its scope of work. If such editing is out of [***]’s scope of work, [***] shall be engaged to provide the needed editing, which RTEK will review, and ATLAS shall bear the reasonable costs of such editing. For the sake of clarity, RTEK is not responsible for any portion of [***]’s scope but will work to help manage [***] as to allow ATLAS to obtain a useable set of manuals and instructions;

iv.	RSUs equivalent to USD $1,250,000.00 of fully paid shares of ATLAS’ common stock when ATLAS receives the pre-payment of USD $20,000,000.00 from [***], deposited in the bank account of ATLAS or its affiliates provided that RTEK assists ATLAS in answering any technical questions from [***] should there be any;

v.	RSUs equivalent to USD $1,250,000.00 of fully paid shares of ATLAS’ common stock when ATLAS receives the pre-payment of USD $20,000,000.00 from [***], deposited in the bank account of ATLAS or its affiliates provided that RTEK assists ATLAS in answering any technical questions from [***] should there be any;

vi.	RSUs in the form of fully paid ATLAS’ common stock with a value equivalent to the lesser of: i) $2,500,000 or ii) 6.25% of any amounts actually received from any other pre-payment for Neves Project’s Phase I production, provided that: a) RTEK introduced ATLAS to such company or companies, and worked towards completion of such agreement or agreements, and b) any such agreements are not from [***];

vii.	Under no circumstances amounts payable to RTEK from items i. to vi, above shall exceed USD $5,000,000;

viii.	RSUs for 85,000 (eighty-five thousand) fully paid shares of ATLAS’ common stock which shall vest on the successful completion of construction of the Stage 1 DMS production plant and dry commissioning started;

ix.	RSUs for 100,000 (one hundred thousand) fully paid shares of ATLAS’ common stock which shall vest on first production sale and receipt of funds of the DMS production plant;

x.	RSUs for 100,000 (one hundred thousand) fully paid shares of ATLAS’ common stock which shall vest on the delivery of a Working DMS Plant as defined above.

For the RSUs referred to in items (ii.) to (vii.) above, they shall be priced using a thirty-day Volume Weighted Average Price (“VWAP”).

Any unvested RSUs shall immediately vest in the event of a Change of Control (as such term is defined in ATLAS’ 2023 Equity Incentive Plan).

APPENDIX 2

Stage 2 Budget
(following page)

APPENDIX 3

Budget

1)	In consideration to the delivery of the Updated Study, ATLAS shall issue shares of ATLAS’ common stock in the form of restricted stock units (“RSUs”) directly to the individuals determined by RTEK, in such amounts as determined by RTEK, equivalent to 40,000 (forty thousand) fully paid shares of ATLAS’ common stock, vesting on the delivery of the Updated Study. The RSUs shall be part of and issuable under ATLAS’ Equity Incentive Plan as free tradeable shares. The RSUs shall be delivered immediately upon delivery of the Preliminary Draft Study.

1)	RTEK will manage the delivery of the Updated Study to an SK 1300 standard, except for the parts that will not be finalized under that Updated Study. It is currently envisaged that Atlas will engage the following Sub contractors:

a.	[***], Metallurgical test work and SK 1300 compilation

b.	[***], Geotech and hydrology work

c.	Atlas legal and environmental consultants for permitting environmental studies.

d.	[***] for the capex and open of the infrastructure and plant.

e.	RTEK together with Atlas will complete the financial chapters.

f.	Once the PEA and the DFS are prepared at final PEA and DFS levels, as applicable, RTEK will provide additional QP services for the PEA and DFS at no added cost.

2)	All flights and accommodation will be for Atlas account.

3)	Flight time longer than 4hrs will be booked as business class.

APPENDIX 4

Personnel

Part 1 Key personnel

Name	Role/position
[***]	Project Manager
[***]	Project Engineer
[***]	Construction Manager
[***]	Project Engineer Mechanical
[***]	Project Engineer Electrical
[***]	Site Supervisor Electrical
[***]	Site Instrumentation

Part 2 ATLAS’s Representative

Marc Fogassa.

ATLAS acknowledges and agrees that if the timeline for the implementation of the Neves Project is changed, the Key Personnel might have to be changed given their potential allocation in other projects.